Exhibit 99.1

Spansion Reports Third Quarter 2007 Results

SUNNYVALE, CA – October 16, 2007 — Spansion Inc., the world’s largest pure-play provider of Flash memory solutions, today announced results for the quarter ended September 30, 2007. For the third quarter of 2007, the company reported net sales of $611 million, compared to net sales of $609 million in the second quarter of 2007.

Gross margin for the third quarter of 2007 rose slightly sequentially to 18 percent. Spansion reduced its operating loss to $59 million in the third quarter, a reduction of 9 percent compared to the second quarter of 2007. Net loss for the third quarter of 2007 was $72 million, or $0.53 per share, compared with a net loss of $67 million, or $0.50 per share, in the second quarter of 2007 which included a one-time gain on the sale of real estate.

“ASPs have stabilized, reversing the steep decline we saw in the first half of the year and our book to bill is extremely strong at 1.3, driven by the wireless division,” said Bertrand Cambou, president and CEO, Spansion Inc. “The strong backlog is the result of the continued share gains of our 90nm MirrorBit® Flash memory solutions.”

The company’s consumer, set top box and industrial division (CSID) achieved record sales of $294 million, up from $272 million in net sales in the second quarter of 2007, resulting in further share gains. For the first time since the third quarter of 2006, the CSID division experienced a firming ASP per bit due to a more balanced supply and demand environment. Shipments of high density MirrorBit solutions increased again in the quarter.

In the wireless solutions division (WSD), net sales for the third quarter declined sequentially from $338 million to $317 million due to a prior inventory build up in the Japanese handset market, resulting in a $40 million impact. Revenue in the WSD business outside Japan grew significantly, up by $20 million sequentially due to increased sales at the top five handset OEMs. Outside Japan, ASP per bit was firming. Worldwide unit shipments increased from 82 million to 96 million units in the third quarter. The company expects its wireless business to capitalize on the strong seasonal trends typical in the fourth quarter of the year.

Additional Highlights

•

Spansion announced that it has started production of MirrorBit technology at 65nm on 300mm wafers at its Spansion 1 (SP1) facility in Japan, with plans to ship 65nm products to customers by the end of the year.

•	The company announced that its MirrorBit NOR Flash memory was pre-qualified on MediaTek’s reference design platforms for mainstream handsets in China.

•

Spansion announced it has signed a definitive merger agreement to acquire Saifun Semiconductors Ltd to consolidate all MirrorBit IP, design and manufacturing expertise into a single company. The combination will enable Spansion to expand operating margins, diversify its product portfolio and drive the company’s entry into new markets. Upon closing, Saifun will operate as a wholly owned subsidiary, responsible for driving the new IP licensing and royalty business for Spansion.

Current Outlook

Spansion’s outlook for the fourth quarter of 2007 is based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and other factors, including those set forth in the Cautionary Statement below.

•	The company expects net sales for the fourth quarter of 2007 to be in the range of $640 million to $700 million with growth in all major business segments.

•

Gross margin for the fourth quarter 2007 is forecast to be approximately flat. Improving business performance will be offset by costs related to the accelerated production ramp of Spansion’s 300mm, SP1 facility, starting in the fourth quarter.

Investor Conference Call

Spansion will host a conference call today, October 16, 2007, at 1:30 p.m. PT/ 4:30 p.m. ET to discuss the quarterly results. A live audio-only web cast of the call will be made available in the Investor Relations section of the company’s web site at www.spansion.com. A replay of the call will be made available on the company’s investor relations web site at www.spansion.com following the call.

Cautionary Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the expectation that the wireless business will capitalize on the strong seasonal trends typical in the fourth quarter of the year; plans to ship 65nm products on 300mm wafers from the Spansion 1 (SP1) facility in Japan the end of 2007; the belief that Spansion will complete its acquisition of Saifun Semiconductors Ltd.; the anticipation that such acquisition will expand Spansion’s operating margins, diversify its product portfolio, create an IP licensing and royalty business, and drive Spansion’s entry into new markets; the expectation of total net sales for the fourth quarter of 2007 to be in the range of $640 million to $700 million with growth in all major business segments; the forecast that gross margin for the fourth quarter 2007 will be approximately flat; and the expectation that starting in the fourth quarter improving business performance will be offset by costs related to the accelerated production ramp of Spansion’s 300mm, SP1 facility. Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks that the company considers to be the important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the possibility that demand for the company’s Flash memory products will be lower than currently expected; that average selling prices may decline; that the company will lose rights to key intellectual property arrangements and be subject to intellectual property infringement claims; the highly cyclicality of the Flash memory market which has experienced severe downturns; that the company will not be able to reduce expenses; that OEMs will increasingly choose NAND-based Flash memory products over NOR- and MirrorBit ORNAND architecture- based Flash memory products for their applications; that competitors may introduce new memory or other technologies that may make our Flash memory products uncompetitive or obsolete; that the company will fail to develop, or there will be a lack of customer acceptance of, MirrorBit ORNAND, MirrorBit Eclipse or MirrorBit Quad architecture-based Flash memory products; that the company will lose a significant customer; that the company will be adversely affected by its substantial indebtedness; that the company will not be able to earn or raise sufficient capital to enable it to establish leading-edge capacity to meet product demand and maintain market share; that the company may not achieve facilities and capacity implementation schedules; that the company will not successfully develop, introduce and commercialize new products and technologies or to accelerate our product development cycle; that the company may experience manufacturing constraints; the company’s reliance on third-party manufacturers may harm it; that industry overcapacity may affect the company’s prices and manufacturing capacity; intense competition in the Flash memory market could harm the company; that the company may be unable to diversify its customer base; that the company’s investments in research and development may not lead to timely improvements in technology; that the company may not maintain manufacturing efficiency; the company may not adequately protect its intellectual property; intellectual property claims or litigation could cause the company to incur substantial costs or pay substantial damages or prohibit sales of its products; the lack of essential equipment or adequate supplies of satisfactory materials; the company’s operations in foreign countries may be subject to economic and geopolitical risks; the company’s and its suppliers’ worldwide operations could be subject to natural disasters and other business disruptions. The company urges investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2007. The company assumes no obligation to update any forward-looking statements or information included in this press release.

About Spansion

Spansion (NASDAQ: SPSN) is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing and selling Flash memory solutions. For more information, visit www.spansion.com.

Spansion® , the Spansion Logo® , MirrorBit®, ORNAND™, HD-SIM™ and combinations thereof, are trademarks of Spansion LLC. Spansion, the Spansion Logo and MirrorBit are registered in the US and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

For more information, please contact:

Investor Contact:

Bob Okunski

bob.okunski@spansion.com

408.616.1117

Media Contact:

Courtney Brigham

courtney.brigham@spansion.com

408.616.5056

Spansion Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended
	Sep. 30, 2007	Jul. 1, 2007	Oct. 1, 2006
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$611,069	$609,172	$674,718
Cost of sales	500,741	502,052	532,563

Gross profit	110,328	107,120	142,155
Other expenses:
Research and development	111,231	110,815	89,174
Sales, general and administrative	58,226	61,012	62,951

Operating loss	(59,129)	(64,707)	(9,970)
Interest and other income (expense), net	6,835	11,672	3,888
Interest expense	(23,628)	(17,542)	(13,020)

Loss before income taxes	(75,922)	(70,577)	(19,102)
Benefit for income taxes	(4,320)	(3,676)	3,013

Net loss	$(71,602)	$(66,901)	$(22,115)

Net loss per common share
Basic and diluted	$(0.53)	$(0.50)	$(0.17)

Shares used in per share calculation
- Basic and diluted	135,049	134,827	128,800

Spansion Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Sep. 30 2007	Jul. 1, 2007	Dec. 31, 2006*
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$529,096	$716,923	$885,769
Accounts receivable, net	345,890	386,367	395,903
Inventories	531,938	478,245	455,840
Deferred income taxes	32,424	34,093	1,395
Prepaid expenses and other current assets	62,866	63,748	36,163

Total current assets	1,502,214	1,679,376	1,775,070
Property, plant and equipment, net	2,234,153	2,116,223	1,735,694
Deferred income taxes	26,156	17,646	13,556
Other assets	45,292	44,556	25,397

Total Assets	$3,807,815	$3,857,801	$3,549,717

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable to banks under revolving loans	$—	$—	$33,608
Accounts payable and accrued liabilities	620,113	840,456	493,242
Accrued compensation and benefits	61,692	60,148	51,598
Income taxes payable	23,368	25,130	4,333
Deferred income on shipments to distributors	33,862	36,865	32,496
Current portion of long-term debt and capital lease obligations	85,189	51,438	74,766

Total current liabilities	824,224	1,014,037	690,043
Deferred income taxes	67	67	188
Long-term debt and capital lease obligations	1,286,782	1,121,817	1,009,673
Other long-term liabilities	32,020	37,893	4,053
Stockholders’ equity	1,664,722	1,683,987	1,845,760

Total liabilities and stockholders’ equity	$3,807,815	$3,857,801	$3,549,717

*	Derived from the December 31, 2006 audited financial statements of Spansion Inc.